EXHIBIT 99.1

AMERICAN CLAIMS EVALUATION, INC. RECEIVES NOTICE RELATED

TO NASDAQ MINIMUM CLOSING BID PRICE RULE

JERICHO, NY, January 4, 2008: American Claims Evaluation, Inc. (Nasdaq:AMCE) (the “Company”) today announced that on December 28, 2007, the Company received a deficiency letter from The Nasdaq Stock Market indicating that the closing bid price of its common stock had fallen below $1.00 for 30 consecutive business days, and therefore, the Company was not in compliance with Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company was provided a compliance period of 180 calendar days, or until June 25, 2008, to regain compliance with this requirement. At this time, this notification has no effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180-day compliance period, although Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by June 25, 2008, the Company will be eligible for an additional 180 calendar day compliance period if it meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c) other than the minimum closing bid price requirement. If the Company is not eligible for such additional compliance period, or does not regain compliance during any additional compliance period, Nasdaq will provide written notice to the Company that its securities will be delisted from The Nasdaq Capital Market. At such time, the Company would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.